                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 JOSTENS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                                                           LOGO

March 23, 1998

Dear Shareholder:

  You are cordially invited to join us at the 1997 Annual Meeting of your company, which will be held at 10 a.m. Thursday, April 23, 1998, in the Auditorium of the company's headquarters at 5501 Norman Center Drive, Minneapolis, Minnesota. The formal notice of the meeting and proxy statement appear on the following pages.

  At the meeting, shareholders will elect two individuals to serve as directors for terms of three years, consider the Board's proposal that shareholders ratify the appointment of Ernst & Young as the company's independent accountants for the 1998 fiscal year, and consider two shareholder proposals.

  Directors and officers will be present before and after the meeting to talk with shareholders. During the meeting there will be an opportunity for shareholder questions regarding the affairs of the company and for discussion of the business to be considered at the meeting.

  We hope you will be able to attend and participate in the meeting. However, whether or not you intend to attend the meeting in person, you can be assured that your shares will be represented at the meeting by completing and returning the enclosed proxy card in the envelope provided as soon as possible. Remember, your vote is important!

                                          Cordially,

                                          /s/ Robert C. Buhrmaster

                                          Robert C. Buhrmaster
                                          Chairman of the Board

 Robert C. Buhrmaster 5501 Norman Center Drive Telephone (612) 830-3300
                                                                 www.jostens.com
 Chairman of the Board
                     Minneapolis, MN 55437

                                     LOGO

                           5501 NORMAN CENTER DRIVE
                         MINNEAPOLIS, MINNESOTA 55437

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 23, 1998

                             ---------------------

To Our Shareholders:

  The Annual Meeting of the Shareholders of Jostens, Inc., will be held at the executive offices of the company, 5501 Norman Center Drive, Minneapolis, Minnesota, Thursday, April 23, 1998, at 10 a.m. local time, for the following purposes, as described in more detail in the accompanying Proxy Statement.

  1. To elect two directors, each to serve three-year terms.

  2. To ratify the appointment of Ernst & Young to act as independent auditors of the company for fiscal year 1998.

  3. To consider and act upon two shareholder proposals set forth in the Proxy Statement, which are opposed by the company's Board of Directors.

  4. To transact such other business that may be properly considered at the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 3, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.

                                          ON BEHALF OF THE BOARD OF DIRECTORS


                                          /s/ Brian K. Beutner

                                          Brian K. Beutner
                                          Secretary

March 23, 1998

                 PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD
             AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                     LOGO

                           5501 NORMAN CENTER DRIVE
                         MINNEAPOLIS, MINNESOTA 55437

                             ---------------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 23, 1998

                             ---------------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished to the shareholders of Jostens, Inc. in connection with the solicitation by the Board of Directors of the company of proxies for use at the Annual Meeting of Shareholders to be held Thursday, April 23, 1998, at 10 a.m. local time, and at all adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

  Shareholders of the company may vote their shares either in person or by proxy. The affirmative vote, either in person or by proxy, of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for election of each nominee director and for approval of the other items to be acted on by the shareholders.

  Any proxy received pursuant to this solicitation will be voted at the Annual Meeting as specified by the shareholder. A proxy signed by the shareholder that lacks any such specification will be voted FOR the election of the nominees for director, FOR the ratification of the appointment of Ernst & Young to act as independent auditors of the company for fiscal year 1998, and AGAINST the stockholder proposals. A proxy voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and will be counted as votes against that matter. Shares represented by a proxy card, in which authority is withheld, including any broker non-votes on a matter, will be treated as shares not entitled to vote on that matter and will not be counted in determining whether that matter has been approved.

  A proxy may be revoked by the person giving it at any time before it is used at the Annual Meeting. A proxy may be revoked by filing a revoking instrument with the secretary of the company, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  The cost of solicitation will be borne by the company. Proxies will be solicited primarily by mail. Morrow & Co., Inc., New York, N.Y. has been retained to assist in the distribution of proxies at an estimated fee of $5,500 plus expenses. Directors, officers and employees of the company may solicit proxies in person, by telephone, by telegram or by facsimile. The company may reimburse brokerage firms and others for expenses incurred in forwarding proxy materials to the beneficial owners of the company's common stock.

  This Proxy Statement and the enclosed form of proxy are first being mailed to Jostens shareholders on March 23, 1998.

                              OUTSTANDING SHARES

  Only shareholders of record at the close of business March 3, 1998, are entitled to vote at the Annual Meeting. On March 3, 1998, the company had 38,297,633 outstanding shares of common stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Holders of shares of common stock are not entitled to cumulative voting rights. Representation in person or by proxy of a majority of the shares outstanding is required to constitute a quorum.

  The following table sets forth certain information concerning persons known to the company to be the beneficial owner of more than five percent of the company's common stock.

              NAME AND ADDRESS           NUMBER OF SHARES BENEFICIALLY OWNED PERCENT OF CLASS
              ----------------           ----------------------------------- ----------------
      The Capital Group Companies, Inc.               5,172,960(/1/)              13.51%
      333 South Hope Street
      Los Angeles, CA 90071
      FMR Corporation                                 2,753,815(/2/)               7.19%
      82 Devonshire Street
      Boston, MA 02109
      Principal Mutual Life Ins. Co.                  2,572,708(/3/)               6.72%
      711 High Street
      Des Moines, IA 50392

---------------------
(1) According to the Schedule 13G dated February 10, 1998, this entity had sole dispositive power over all of the shares set forth above opposite its name as of December 31, 1997. The Capital Group Companies, Inc., is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported. The investment management companies, which include a "bank" as defined in Section 3(a)6 of the Securities Exchange Act of 1934 (the "Act") and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. The Capital Group Companies, Inc., does not have investment power or voting power over any of the securities reported herein; however, The Capital Group Companies, Inc. may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Act.
(2) According to the Form 13G dated January 10, 1998, this entity had sole dispositive power over all of the shares set forth above opposite its name as of December 31, 1997. FMR Corp. is the parent holding company of Fidelity Management & Research Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that is the beneficial owner of 2,676,057 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Act of 1940.
(3) According to the Schedule 13G dated February 13, 1998, this entity had shared power to vote or direct the vote over all of the shares set forth above opposite its name. The number of shares includes 2,541,008 shares, representing 6.63% of the company's stock, held by Invista Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Principal Mutual Life Ins. Co. is a parent holding company with reporting obligation over the shares held by Invista.

                             ELECTION OF DIRECTORS

NOMINATION

  The company's Articles of Incorporation currently provide that the Board of Directors shall consist of not less than five nor more than 15 members, which number shall be fixed from time to time by resolution of the Board and shall be divided into three classes of as nearly equal size as possible. The standard term of each class is three years and the term of one class expires each year in rotation. The company has established a retirement age for directors of 70 years old. The Board presently consists of seven members. At the Annual Meeting, the terms of two current directors will expire.

  Mr. Jensen elected to retire from the Board effective February 6, 1998, prior to the end of his current one year term. Mr. Jensen had been a director of Jostens since the 1980 and acted as Chairman of the Board since 1993. The company recognizes and expresses its sincere appreciation for his many contributions during his lengthy service on behalf of the company as the Chairman and member of the Board of Directors. His vision, leadership and spirit have helped Jostens reach national prominence and establish a strong foundation for its continuing growth and success.

  The Board has determined that there will be seven directors of the company for the ensuing year or until such time as the number of directors may be changed by the Board. The Board of Directors has designated Mannie L. Jackson and Walker Lewis as nominees for election to three-year terms ending at the next subsequent annual meeting after the end of fiscal year 2000 or until their successors are duly elected and qualified. Both nominees are currently directors of the company. Mr. Lewis was elected as a director of the company by the Board in December 1997. The Board has no reason to believe that either nominee will be unable to serve if elected. If, prior to the Annual Meeting, the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have been voted for such nominee will be voted for a substitute nominee as selected by the Board.

  The following information has been furnished to the company by the respective directors and nominees. Except as otherwise stated, each of the directors and nominees has held his or her present occupation for the past five years. The term of each director expires at the next subsequent annual meeting after the end of the year shown below each individual's name.

                                                                      DIRECTOR
                PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS      AGE  SINCE
                --------------------------------------------      --- --------
            Lilyan H. Affinito, until 1991 served as Vice Chair-   66   1987
            man of the Board of Maxxam Group, Inc., a forest
            products, real estate management and development and
            integrated aluminum production company. She previ-
            ously served as President and Chief Operations Offi-
            cer of Maxxam Group. She is also a director of Kmart
            Corporation; Caterpillar, Inc.; and Chrysler Corpo-
            ration.

       PHOTO
Lilyan H. Affinito
      (1999)

                                                                      DIRECTOR
                PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS      AGE  SINCE
                --------------------------------------------      --- --------
            Robert C. Buhrmaster is the Chairman, President and    50   1993
            Chief Executive Officer of the company. Mr.
            Buhrmaster joined Jostens in December 1992 as Execu-
            tive Vice President and Chief Staff Officer. He was
            named President and Chief Operating Officer in June
            1993; was named Chief Executive Officer in March
            1994; and was named Chairman in February 1998. Prior
            to joining the company, Mr. Buhrmaster was with Cor-
            ning, Inc. for 18 years, most recently as Senior
            Vice President of Strategy and Business Development.
            He is also a director of The Toro Company.
        PHOTO
Robert C. Buhrmaster

       (1998)

            Jack W. Eugster is Chairman, President and Chief Ex-   52   1995
            ecutive Officer of Musicland Stores Corp, a spe-
            cialty retailer of home entertainment products. He
            has been with Musicland Stores Corp. since June
            1980. He is also a director of Damark, Inc.; Donald-
            son Company, Inc.; MidAmerican Energy Company; and
            ShopKo Stores.

        PHOTO
  Jack W. Eugster
       (1998)

            Mannie L. Jackson is majority owner and Chairman of    58   1994
            Harlem Globetrotters International, Inc., a sports
            and entertainment company. Until December 1, 1994,
            he was Senior Vice President Corporate Marketing and
            Administration of Honeywell Inc., a manufacturer of
            control systems. He was with Honeywell since 1968,
            serving in a variety of executive capacities. He is
            also a director of Ashland Inc.; The Stanley Works;
            Martech Controls, a South African subsidiary of Hon-
            eywell Inc.; and Reebok International Ltd.

        PHOTO
 Mannie L. Jackson
     (nominee)

            Walker Lewis is Chairman of Devon Value Advisers, a    53   1997
            consulting and financial advisory service company.
            In 1994, Mr. Lewis served as Managing Director, Kid-
            der, Peabody & Co., Inc. Prior to April 1994, he was
            President, Avon U.S. and Executive Vice President,
            Avon Products, Inc. He is also a director of Ameri-
            can Management Systems, Inc.; and Owens Corning
            Corp.

        PHOTO
    Walker Lewis
     (nominee)

                                                                      DIRECTOR
                PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS      AGE  SINCE
                --------------------------------------------      --- --------
            Kendrick B. Melrose is Chairman and Chief Executive    57   1996
            Officer of The Toro Company, a manufacturer of out-
            door beautification equipment. He has been with The
            Toro Company since 1970. He is also a director of
            The Valspar Corporation; Donaldson Company, Inc.;
            and SurModics, Inc.

       PHOTO
Kendrick B. Melrose
      (1999)

            Richard A. Zona is Vice Chairman-Finance of U.S.       53   1996
            Bancorp, a
            regional bank holding company. He has been with U.S.
            Bancorp since September 1989.

       PHOTO
  Richard A. Zona
      (1999)

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  Committees. The business and affairs of the company are managed under the direction of the Board of Directors, which met five times in 1997. The Board maintains an Audit Committee, an Executive Committee and a Compensation Committee. The Board does not maintain a nominating committee, but instead the Board as a whole determines the nominees for director based on a slate recommended by the Executive Committee. The Board will consider nominees recommended by shareholders. During 1997, no director attended fewer than 75 percent of the aggregate number of meetings of the Board or the committees of which such director is a member.

  The Audit Committee presently consists of directors Affinito, Eugster, Melrose and Zona. The committee, along with other duties, reviews the company's financial and accounting practices and procedures, the scope and results of the annual audit performed by the company's independent auditors and the professional services provided by such auditors. The Audit Committee met four times during 1997.

  The Compensation Committee presently consists of directors Affinito, Eugster, Jackson and Zona. The committee, along with other duties, reviews, evaluates and approves the various levels and forms of compensation for key management and officers of the company. In addition, the committee administers the company's stock incentive plans. The Compensation Committee met four times during 1997.

  The Executive Committee presently consists of directors Buhrmaster, Eugster and Zona. The committee charter permits it to exercise most of the powers of the Board of Directors during intervals between regular meetings of the full Board. The Executive Committee met three times during 1997.

  The Board established a special committee consisting of directors Buhrmaster, Melrose and Zona to review the capital structure of the company. This committee met three times during 1997. The Board also established a special committee consisting of directors Buhrmaster, Eugster, Jensen and Melrose to evaluate candidates for the position of Chief Operating Officer. This committee met once in 1997.

  Directors' Fees. An annual retainer of $22,000 is paid to those members of the Board of Directors who are not present or past employees of the company. In addition, non-employee directors receive $1,000 for each Board or Committee meeting attended and $500 for each telephone meeting. The Chair of each Board committee is entitled to an additional $2,000 per year. Pursuant to the company's 1992 Stock Incentive Plan, each non-employee director automatically is granted, as of the date of each annual meeting of shareholders, a non-qualified option to purchase 2,200 shares of the company's common stock at the then-current market value and an annual grant of restricted stock units equal to 50 percent of the value of the then-annual retainer. Such share units receive dividend credits and are restricted until the director terminates service as a director, at which time the share units are paid to the director in company common stock. Due to the change in the company's fiscal year, directors have not received an option or restricted stock unit grant since October 24, 1996.

  Under the Jostens, Inc. Deferred Compensation Plan, a non-employee director may elect to receive his or her fees currently in the form of either cash or company stock or to defer such fees in an interest-bearing account and/or a company share equivalent account. The interest-bearing account accrues interest at a rate equivalent to the seven-year U.S. Treasury Note rate plus one percentage point. Deferred compensation in the share equivalent account is treated as though it were invested in company stock with such account credited for dividend equivalents and adjusted to reflect share ownership changes resulting from events such as a stock split or recapitalization. Participants will have no voting rights with respect to the share equivalent account until shares are distributed. Upon termination of service as a director, a participant may elect to receive the balance in his or her account (in the form of cash or shares, as the case may be) either in a lump sum or in installments. Upon a change in control of the company, participants will receive the balance in their accounts in a lump sum.

  Until his retirement, director Jensen served as Chairman of the Board of Directors and of the Executive Committee of the Board. Since these positions required Mr. Jensen to be the key interface between the Board of Directors and the company's management, the Board of Directors entered into a consulting arrangement with Mr. Jensen to pay him an additional fee of $25,000 per month. This arrangement terminated upon Mr. Jensen's retirement as a director. For 1997, for the six month transition period ended December 28, 1996, and each of the fiscal years ended June 30, 1996 and 1995, respectively, Mr. Jensen received aggregate cash compensation as follows: $335,500, $167,500, $335,000 and $326,000. Compensation paid is attributable to Mr. Jensen's service as Chairman, along with the standard compensation for services as a Board member. In addition, pursuant to the company's stock option plan (as part of the standard compensation for all non-employee directors), Mr. Jensen received a grant on the date of the annual meeting of shareholders of an option to purchase shares of the company's common stock, vesting at the rate of 25 percent per year and expiring 10 years after the date of grant, in the following amounts and at the following exercise prices during the transition period ended December 28, 1996, and fiscal years ended June 30, 1996 and 1995, respectively: 2,200 shares at $21.9375; 1,000 shares at $22.94; 1,000 shares at $17.188; and 1,000 shares at $19.00. During the transition period ended December 28, 1996, Mr. Jensen also received a grant of restricted stock units equal to $11,000 (50 percent of the value of his annual retainer).

                     SHARES HELD BY DIRECTORS AND OFFICERS

                                                COMMON SHARES OWNED BENEFICIALLY
NAME                                             AS OF MARCH 3, 1998(/1/)(/2/)
----                                            --------------------------------
Lilyan H. Affinito(/3/)........................              20,309
Robert C. Buhrmaster...........................             259,970
Jack W. Eugster(/3/)...........................               5,818
Orville E. Fisher Jr...........................             109,325
Mannie L. Jackson(/3/).........................               8,677
Walker Lewis...................................                   0
John J. Mann...................................              13,166
Kendrick B. Melrose(/3/).......................               4,792
Charles W. Schmid..............................              14,171
Jack Thornton..................................              38,571
Richard A. Zona(/3/)...........................               6,263
All directors and executive
 officers as a group (15 members)..............             373,903

---------------------
(1) Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such individual or group. All amounts shown for individuals reflect less than 1 percent of the outstanding shares. The group total reflects 1.0% of the shares outstanding.
(2) Includes the following number of shares which may be acquired by the named persons or group within 60 days upon the exercise of options: Ms. Affinito, 7,800 shares; Mr. Buhrmaster, 221,720 shares; Mr. Eugster, 1,050 shares; Mr. Fisher, 91,740 shares; Mr. Jackson, 1,800 shares; Mr. Lewis, 0 shares; Mr. Mann, 10,050 shares; Mr. Melrose, 550 shares; Mr. Schmid, 6,360 shares; Mr. Thornton, 34,254 shares; Mr. Zona, 550 shares; and all directors and executive officers as a group, 279,350 shares. Also includes the following number of restricted shares held subject to forfeiture: Mr. Mann, 3,000 shares; and all directors and executive officers as a group, 5,200 shares.
(3) Includes the following number of shares held for the account of the named person participating in the Jostens, Inc. Deferred Compensation Plan: Ms. Affinito, 11,709 shares; Mr. Eugster, 3,768 shares; Mr. Jackson, 6,877 shares; Mr. Melrose, 2,242 shares; and Mr. Zona, 533 shares.

                     REPORT OF THE COMPENSATION COMMITTEE
                       REGARDING EXECUTIVE COMPENSATION

TO JOSTENS, INC. STOCKHOLDERS:

  The Compensation Committee of the Jostens Board of Directors has the responsibility to establish and carry out the executive compensation philosophy and programs of your company and to report to you the compensation decisions and actions taken during the past fiscal year. Our Committee consists exclusively of outside independent Board members. We have independent access to and use of outside executive compensation consultants on matters of plan design, administration and competitiveness. This report discusses the Committee's work in establishing executive compensation for the chief executive officer and executive officers of your company.

PHILOSOPHY

  The Board of Directors has established a compensation philosophy and programs that support and reinforce growth in shareholder value. Jostens recognizes and rewards its employees for individual, team and overall company performance. Jostens provides a competitive total compensation opportunity that delivers premium rewards for superior performance and below-competitive rewards for performance that fails to meet our standards. Beyond structuring base salary and benefits to be competitive to attract and retain well-qualified executives, our philosophy is to strongly tie compensation to company performance by placing a significant part of the executive officers' compensation at risk.

  The Committee believes that:

  1. The interests of executives should be linked with shareholders through the risks and rewards of Jostens stock ownership;

  2. Executives should purchase and hold Jostens stock;

  3. A substantial portion of executive compensation should be at risk of not being paid if the company's performance does not meet objectives;

  4. All executives should have a portion of compensation tied to overall corporate performance;

  5. Executives responsible for specific business units also should have a substantial portion of compensation tied to that business unit's performance;

  6. In addition to rewards for annual results, a significant portion of executive compensation should be long term, to focus management on achieving sustained long-term results; and

  7. Special benefits and perquisites for executives should be minimized.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

  We directly link key executive officer compensation to the company's stock performance and achievement of other long- and short-term performance goals and objectives. Approximately 60 percent of an executive officer's targeted total compensation is "at risk." If company performance targets are not achieved, bonus and incentive awards are significantly reduced or not paid at all. If performance targets are met or surpassed, shareholder value should increase and executive officer performance-based compensation increases commensurate with the company's performance.

  The key elements of Jostens' executive compensation are: base salary, an annual bonus, and long-term incentives in the form of stock options and performance shares. While we establish the elements and targets for compensation, individual and corporate performance drive the actual compensation paid.

  In 1994, the company initiated a deposit share program that requires executives to invest in the company through their ownership of company common stock. In 1995, this program was expanded to apply to key Jostens managers. Executive officers and key managers who are granted stock options must own shares of common stock equal to 10 percent of the number of shares underlying each grant of stock options they receive. These deposit shares must be held for at least one year longer than the stock option vesting period. This requirement will continue to apply to all stock option grants through 1997. All executive officers, as a result of their current ownership of Jostens stock, have met all of the deposit share requirements that were outstanding as of the end of 1997.

  Beginning in 1998, the company has chosen to implement stock ownership guidelines for all executive officers. The guidelines require that executive officers must own shares of Jostens stock with a total market value that is a multiple of their salary grade midpoint. The multiple ranges from 1.0 for a Vice President to 3.0 for the Chief Executive Officer. Executives have five years to reach this ownership guideline.

  In determining each component of compensation, we consider an executive's TOTAL COMPENSATION package. We target total compensation for executive officers at levels that reflect total compensation offered by companies of similar size in general industry. The comparison companies we use to determine appropriate executive compensation levels are not the same companies included in the peer group performance graph in this Proxy Statement, because the peer group index includes companies with revenues greater than Jostens and companies in a different grouping of industries.

  We establish BASE SALARIES of executive officers that are competitive with the market median for similar positions in other companies of similar size in general industry. Each executive's base salary is initially determined according to competitive pay practices, consideration of internal equity, level of responsibility, prior experience and breadth of knowledge. Generally, salaries are reviewed annually. Increases to executive officer base salary depend primarily on individual performance and the executive officer's contribution and future growth potential as well as company performance and competitive market rates. In 1996, we reduced base salaries for senior executive officers including the Chief Executive Officer as part of a company wide shift toward pay for performance. In exchange for the reduction in base salary, which was 10% for the Chief Executive Officer and 5% for the senior executive officers, the annual bonus target as a percentage of salary was increased from 50% to 60% for the Chief Executive Officer and from 45% to 50% for senior executive officers. Individuals who were executive officers at the start of 1997 did not receive an increase in base salary in 1997.

  We establish ANNUAL BONUS targets as a percentage of base salary. Bonus awards are designed to reward executives and other key managers for achieving financial performance goals of the company and/or business unit as well as completing key business initiatives. If performance goals are exceeded, award amounts increase, but if goals are not met, awards are reduced or not paid at all. Annual bonus awards are paid to operating officers for achieving total corporate and individual operating unit financial performance and key business initiatives. Annual bonus awards for staff officers are tied to achieving total corporate financial performance and key strategic initiatives.

  LONG-TERM INCENTIVE COMPENSATION for executive officers consists of stock option grants and performance share grants. We approve all grants of stock options and performance shares. To further align management's interests with those of stockholders, stock option awards for fiscal years 1995, 1996 and 1997 were made in fiscal year 1995 through a long-term incentive program, the Special Equity Performance Program (SEPP). SEPP directly linked long-term executive incentive compensation to the company's long-range financial goals for fiscal years 1995, 1996 and 1997. The plan was designed to focus executive attention on achieving and exceeding the company's historical earnings level.

  The stock options granted under SEPP were in place of grants that would have been made over the three-year period that included fiscal years 1995, 1996 and 1997. The performance shares granted under SEPP also represented a long-term incentive opportunity and were earned based on the company's earnings performance over the same 1995-1997 period. Annual earnings goals were established as the basis for earning the performance shares. Once earned, the performance shares were converted to restricted stock subject to an additional two-year vesting requirement. These shares of restricted stock, once earned, may be included in stock ownership for the deposit share program. With the change to a calendar fiscal year, we revised the performance period for the performance shares tied to fiscal year 1997 to align with calendar year 1997. For 1997 under the revised calendar year performance period, Jostens' earnings performance goals were not attained and, as a result, the performance shares were not earned.

  In July 1997, the Committee approved an annual grant of stock options and performance shares, as the next set of long-term incentive grants to follow SEPP. The stock options were granted at fair market value on date of grant with vesting over three years. The performance shares will be earned based on the achievement of an EPS goal established for 1998, provided that the company has maintained a minimum level of return on assets for 1998. Payout will occur at the end of 1998 under these terms. The performance shares earned will be valued at the share price on the last trading day of 1998, and will be paid out in half cash and half stock.

FISCAL YEAR 1997 COMPENSATION DECISIONS RELATING TO THE CEO

  Chief Executive Officer Robert C. Buhrmaster's fiscal year 1997 performance was reviewed by the independent Directors as established in the CEO Evaluation Process adopted by the Board of Directors in 1995. Jostens' financial results met some of the goals established by the Board for 1997. The company's core businesses finished a strong year with good year-over-year improvements in sales and profitability. Significant progress was also made in 1997 in positioning the company for future growth.

  Mr. Buhrmaster's compensation reflects the Board's assessment of both Jostens fiscal year 1997 results and his overall performance. The Board did not grant Mr. Buhrmaster a salary increase during 1997. Based on Mr. Buhrmaster's partial achievement of fiscal year 1997 performance goals, the Board approved a 1997 bonus for him of $162,000. This bonus is 36 percent of Mr. Buhrmaster's 1997 base salary of $450,000. Mr. Buhrmaster's bonus target for 1997 was 60 percent of base salary.

  Under SEPP, Mr. Buhrmaster was eligible for but did not earn 15,930 performance shares because the company did not achieve the designated financial threshold for 1997.

  In July, 1997, Mr. Buhrmaster received an annual grant of 60,000 stock options and 10,000 performance shares under the long-term incentive program that followed SEPP. The terms for this grant are described above.

IRS LIMITATIONS

  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, no tax deduction by a publicly held corporation is allowed for compensation to a named executive officer that exceeds $1 million in a taxable year. Annual compensation for purposes of this deduction limitation does not include any compensation that is considered performance-based under Section 162(m). Jostens' policy is to ensure that compensation earned under its executive compensation program will either qualify for the exclusion from deduction limitation under Section 162(m) or be deferred until such time as they become tax deductible by the company.

SUMMARY

  The Committee believes Jostens' executive compensation policies and programs effectively serve the interests of the shareholders as well as the company. The quality and motivation of the Jostens' executive leadership team are two of the most crucial factors impacting the company's long-term success. We believe that recognizing and rewarding individual and group achievement related to the company's performance is very important in reinforcing our beliefs and in advancing the long-term interests of you, the shareholder. We also believe that the executive compensation actions we have taken are consistent with our philosophy for the executive compensation program. As we move forward, we will continue to link company performance to executive rewards and to emphasize stock ownership as key components of the Jostens' executive compensation program.

                                          RESPECTFULLY SUBMITTED,

                                          Members of the Compensation
                                           Committee:

                                          Jack W. Eugster, Chair
                                          Lilyan H. Affinito
                                          Mannie L. Jackson
                                          Richard A. Zona

                            EXECUTIVE COMPENSATION

  The following table sets forth the cash and non cash compensation for 1997, the six-month transition period ended December 28, 1996, and fiscal years ended June 30, 1996 and 1995, awarded to or earned by the Chief Executive Officer and the four most highly compensated executive officers of the company.

                          SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                ------------------------------------ ----------------------
                                                                     RESTRICTED  SECURITIES
                                                     OTHER ANNUAL       STOCK    UNDERLYING     ALL OTHER
        NAME AND                SALARY  BONUS(/1/) COMPENSATION(/2/) AWARDS(/3/)  OPTIONS   COMPENSATION(/4/)
   PRINCIPAL POSITION     YEAR    ($)      ($)            ($)            ($)        (#)            ($)
   ------------------     ----- ------- ---------- ----------------- ----------- ---------- ----------------- ---
Robert C. Buhrmaster,      1997 467,307  167,227        48,952               0     60,000             0
President and Chief       6 mos 217,692        0        10,988               0          0             0
Executive Officer          1996 495,833  126,800        22,967               0          0             0
                           1995 470,833  237,500        80,104         341,488    216,000             0
Orville E. Fisher
Jr.,(/5/)                  1997 229,345   68,820        57,374               0     21,000        11,196
Senior Vice President-    6 mos 101,931        0         7,403               0          0        11,196
Administration and         1996 230,806   53,060        20,128               0          0        11,196
Secretary                  1995 220,696  100,107        20,261         113,815     72,000        11,196

John J. Mann,(/6/)         1997 207,692   66,485         7,950          35,719     30,000             0
Vice President-           6 mos  92,308        0             0               0     15,000             0
Scholastic Division        1996  43,205   39,583             0          33,000          0             0
                           1995     N/A      N/A           N/A             N/A        N/A           N/A

Charles W. Schmid,(/7/)    1997 233,602   20,637        19,898               0          0             0
Executive Vice President  6 mos 130,223        0         8,508               0          0             0
                           1996 290,035   70,407        21,690               0      8,000             0
                           1995 254,340  114,844        16,653         113,815     72,000             0

Jack Thornton,(/8/)        1997 217,038    7,154         5,994               0          0             0
Senior Vice President-    6 mos  96,461        0         7,428               0          0             0
Imaging Division           1996 211,067   10,078         8,205               0     22,080             0
                           1995 165,333   89,032         6,221          61,455     38,880             0

---------------------
(1) Bonuses for fiscal years 1996 and 1995 were paid in August of the following year for the prior fiscal year. 1997 bonuses include amounts earned in 1997 and paid in 1998. Also includes amounts paid under Jostens Performance Pays bonus program as follows: Mr. Buhrmaster: $5,227; Mr.
    Fisher: $2,565; Mr. Mann: $2,323; Mr. Schmid: $589; and Mr. Thornton:
    $884. The Performance Pays bonus program was introduced in 1997 for all of the company's non-union employees and is based on the company's net income performance.
(2) Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, (c) club dues and (d) medical reimbursement for fiscal year 1997: Mr. Buhrmaster: $14,960, $23,475, $7,982 and $2,535; Mr. Fisher: $8,600, $1,510, $44,987 and
    $2,277; Mr. Mann: $6,850, $1,100,

   $0 and $0; Mr. Schmid: $8,237, $3,627, $5,784 and $2,250; and Mr. Thornton:
   $5,439, $0, $0 and $555. Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, (c) club dues and (d) medical reimbursement for the six-month period ending December 28, 1996: Mr. Buhrmaster: $7,136, $0, $3,852 and $0; Mr. Fisher:
   $5,337, $0, $2,039 and $28; Mr. Mann: $0 $0, $0 and $0; Mr. Schmid: $4,565,
   $0, $2,646 and $1,297; and Mr. Thornton: $7,264, $0, $0 and $164. Includes
   the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, (c) club dues and (d) medical reimbursement for fiscal year 1996: Mr. Buhrmaster: $12,798, $0, $7,704 and $2,465; Mr. Fisher: $9,729, $2,500, $4,639 and $3,260; Mr. Mann: $0, $0, $0
   and $0; Mr. Schmid: $8,585, $5,800, $5,613 and $1,691; and Mr. Thornton:
   $7,388, $550, $0 and $267. Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, and (c) club dues for fiscal year 1995: Mr. Buhrmaster: $10,777, $10,000 and $56,401; Mr. Fisher: $11,348, $1,365 and $4,243; Mr. Mann $0, $0
   and $0; Mr. Schmid: $10,881, $0 and $5,606; and Mr. Thornton: $5,425, $550
   and $246.
(3) Fiscal year 1995 award amounts reflect conversion of performance shares into restricted stock pursuant to the Special Equity Performance Plan. No restricted stock was earned during the six-month transition period or fiscal years 1996 and 1997 under this Plan, and all related performance shares for the periods after fiscal years 1995 have been forfeited. Mr. Mann's award amounts reflect the grant of restricted stock upon his date of hire in April 1996 and upon his appointment as Vice President in May 1997.
(4) All Other Compensation includes life insurance premiums on the life of Mr. Fisher paid by the company in the fiscal year indicated for the Executive Supplemental Retirement Plan. The Executive Supplemental Retirement Plan was established in 1986 and funded through a life insurance policy purchased on each individual. The insurance proceeds are assigned to the company to reimburse it for the cost of the premiums paid. There is no substantial net cost to the company for this plan.
(5) Mr. Fisher resigned as an executive officer of the company effective January 31, 1998.
(6) Mr. Mann joined the company in April 1996 as General Manager, Scholastic and was named Vice President--Scholastic Division in May 1997.
(7) Mr. Schmid resigned as an executive officer of the company effective April 15, 1997.
(8) Mr. Thornton resigned as an executive officer of the company effective June 30, 1997.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                POTENTIAL REALIZABLE VALUE AT ASSUMED
                          NUMBER OF    PERCENT OF                                       ANNUAL RATES OF STOCK
                          SECURITIES  TOTAL OPTIONS                            PRICE APPRECIATION FOR OPTION TERM(/1/)
                          UNDERLYING   GRANTED TO   EXERCISE OR                ---------------------------------------
                           OPTIONS    EMPLOYEES IN  BASE PRICE  EXPIRATION      5% ($40.672 PER          10% ($64.762 PER
          NAME           GRANTED(/2/)  FISCAL YEAR   ($/SHARE)     DATE              SHARE)                   SHARE)
          ----           ------------ ------------- ----------- ----------      ---------------        --------------------
Robert C. Buhrmaster....    60,000        12.1        24.9688    7/24/07(/3/)  $          942,192      $          2,387,592
Orville E. Fisher Jr....    21,000         4.2        24.9688    7/24/07(/3/)             329,767                   835,657
John J. Mann............    15,000         3.0        24.9688    7/24/07(/3/)             235,548                   596,898
                            15,000         3.0        23.8125     5/2/07(/4/)             224,635(/4/)              569,243(/4/)
Charles W. Schmid.......         0           0            N/A        N/A                      N/A                       N/A
Jack Thornton...........         0           0            N/A        N/A                      N/A                       N/A
All Shareholders(/5/)...       N/A         N/A            N/A        N/A              615,118,998             1,558,762,119

--------------------
(1) The "potential realizable value" shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full 10 years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of fiscal year 1997 granted options. For all shareholders, the gain is calculated from the option price per share on July 24, 1997, based on the number of outstanding shares of common stock on that date. Potential realizable value is listed for illustration only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of company stock or of the stock price.
(2) Options not yet exercisable generally become exercisable upon a change in control of the company. A change of control as defined in the 1992 Stock Incentive Plan occurs upon the sale of substantially all of the assets of the company or other change of control event that would require disclosure under federal securities laws. The exercise price may be paid in cash, in shares of stock or pursuant to a cashless exercise procedure under which the optionee instructs a brokerage firm to sell the purchased shares and remit to the company out of the proceeds an amount equal to the exercise price plus all applicable withholding taxes.
(3) So long as employment with the company or any of its subsidiaries continues, the options become exercisable in equal installments on each of the following dates: July 24, 1998; July 24, 1999; and July 24, 2000.
(4) So long as employment with the company or any of its subsidiaries continues, the options become exercisable in equal installments on February 1, 1998 and February 1, 1999. Terminal value of one share at an assumed appreciation rate of 5 percent and 10 percent annually is $38.788 and $61.762, respectively.
(5) Shown for comparative purposes only. The amounts indicate the increase in the value of the company stock if the stock price appreciates at the rates assumed in the table.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                    AND FISCAL YEAR END 1997 OPTION VALUES

                                                          NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                         OPTIONS AT FISCAL YEAR     THE-MONEY OPTIONS AT
                                                                   END              FISCAL YEAR END(/1/)
                         SHARES ACQUIRED                ------------------------- -------------------------
          NAME             ON EXERCISE   VALUE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- -------------- ----------- ------------- ----------- -------------
Robert C. Buhrmaster....          0               0       196,720      264,280     $861,269    $1,033,748
Orville E. Fisher Jr....     19,000         $65,068        91,740       80,760      217,503       298,770
John J. Mann............          0               0        10,050       34,950        3,028        14,785
Charles W. Schmid.......          0               0        28,600       71,400      161,031       333,983
Jack Thornton...........      7,000         $40,720        40,864       50,596       44,835       167,061

--------------------
(1) Based on a closing price of $23.1875 on January 2, 1998.

                           JOSTENS RETIREMENT PLANS

  The company maintains a non-contributory pension plan, Pension Plan D (Plan
D), that provides benefits for substantially all salaried employees. Retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect at termination.

  The company also maintains an unfunded supplemental retirement plan that gives additional credit under Plan D for years of service as a company sales representative to those salespersons who were hired as employees of the company prior to October 1, 1991. In addition, benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code of 1986, as amended. The benefits up to IRS limits are paid from Plan D and benefits in excess, to the extent they could have been earned in Plan D, are paid from the unfunded supplemental plan.

  The following table illustrates a reasonable estimate of the annual benefits under Pension Plan D and the supplemental plan payable to employees, including officers, under these plans. The table does not take into account transition rule provisions of the plan for employees who were participants on June 30, 1988.

                     PROJECTED ANNUAL BENEFIT AT NORMAL RETIREMENT AT AGE
                                           65(/1/)
                   ------------------------------------------------------------------------
                             YEARS OF SERVICE AT RETIREMENT(/2/)
                   ------------------------------------------------------------------------
   AVERAGE
    FINAL
 COMPENSATION         15              20              25              30              35
 ------------      --------         -------         -------         -------         -------
 $150,000          $ 27,900          37,200          46,500          55,800          65,200
  200,000            39,200          52,200          65,300          78,300          91,400
  300,000            61,700          82,200         102,800         123,300         143,900
  400,000            84,200         112,200         140,300         168,300         196,400
  500,000           106,700         142,200         177,800         213,300         248,900
  600,000           129,200         172,200         215,300         258,300         301,400
  700,000           151,700         202,200         252,800         303,300         353,900
  800,000           174,200         232,200         290,300         348,300         406,400
  900,000           196,700         262,200         327,800         393,300         458,900
  950,000           207,900         277,200         346,500         415,800         485,200

---------------------
(1) The projected benefits shown in the table are payable in a monthly benefit for life upon retirement at age 65.
(2) The following individuals named in the Summary Compensation Table have the respective number of years of service under Plan D: Mr. Buhrmaster, 5.1 years; Mr. Fisher, 22.2 years; Mr. Mann, 1.7 years; Mr. Schmid, 3.7 years; and Mr. Thornton, 19.1 years.

  The company also maintains a non-contributory supplemental pension plan for corporate vice presidents. Under the plan, vice presidents who retire after age 55 with at least seven years of service as a corporate vice president are eligible for a benefit equal to 1 percent of final salary for each year of service, up to a maximum of 30 percent. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age 60. Mr. Fisher is eligible for benefits under the old vesting rules in effect prior to 1995, which required attainment of age 50, 15 years of service and eight years of service as a corporate vice president. If they continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Buhrmaster and Mann would be $63,000 and $16,000, respectively. The actual total annual pension amounts from this plan for Messrs. Fisher and Schmid are $55,393 and $14,850, respectively. As of his termination date, Mr. Thornton was not eligible to receive payment under this plan.

                               PERFORMANCE GRAPH

  Set forth below is a performance graph showing the company's total return to shareholders the last five years as compared to the S&P 500 Index and a peer group index comprised of the eleven companies in three S&P consumer product indexes. The company is part of both the S&P 500 Index and the peer group index. (The company has previously used the S&P Miscellaneous Index, of which the company was a part, as its published peer index. As a result of S&P realigning its industry groups, the S&P Miscellaneous Index is no longer maintained.) The returns are based on an assumed investment of $100 on December 31, 1992, in the company's common stock and both of the indexes, with all dividends reinvested.



                                    [GRAPH]



                                         Cumulative Total Return
                      ----------------------------------------------------------
                      12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
                      --------  --------  --------  --------  --------  --------
Jostens Inc  JOS         100        77       76        103       94        106
PEER GROUP               100       107       94         91       95        116
S & P 500                100       110      112        153      189        252


(1) The peer group index is comprised of all of the eleven companies that are included in three S&P consumer product indices: Jostens, Inc.; American Greetings Corporation; A.T. Cross Co.; Cyrk, Inc.; Franklin Covey Co.; Jan Bell Marketing, Inc.; Russ Berrie and Company, Inc.; Swiss Army Brands, Inc.; Gibson Greetings, Inc.; Lancaster Colony Corporation; and Stanhome Inc.

                             SHAREHOLDER PROPOSALS

PROPOSAL NUMBER 1


     RESOLUTION REQUESTING ELIMINATION OF ELECTION OF DIRECTORS BY CLASSES
                            PROPOSED BY SHAREHOLDER

  The company has been informed that William Steiner, whose address is 4 Radcliff Drive, Great Neck, New York 11024, a record holder of 750 shares of common stock, intends to introduce at the Annual Meeting the following resolution:

  "RESOLVED, that the stockholders of the company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

  THE PROPONENT HAS FURNISHED THE FOLLOWING STATEMENT:

  The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the board being elected annually, is not in the best interests of the company and its stockholders.

  The Board of Directors of the company is divided into three classes serving staggered three-year terms. I believe that the company's classified Board of Directors maintains the incumbency of the current board and therefore of current management, which in turn limits management's accountability to stockholders.

  The elimination of the company's classified board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the company will be managed in a manner that is in the best interests of the stockholders.

  A classified board might also be seen as an impediment to a potential takeover of the company's stock at a premium price. With the inability to replace a majority of the board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

  I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

  I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

          STATEMENT OF THE COMPANY IN OPPOSITION TO PROPOSAL NUMBER 1

  BOARD OF DIRECTORS STATEMENT ON PROPOSAL:

  Under the law of Minnesota, where the company is incorporated, the change contemplated by the proposal would require an amendment to the company's Articles of Incorporation. That action must first be approved by the Board of Directors and then submitted to a vote of the shareholders. A vote in favor of this proposal, therefore, would constitute a request that the board initiate this amendment. The board does not believe such an amendment would be in the best interests of the company or its shareholders.

  The board believes a classified Board of Directors facilitates continuity and stability of leadership and policy by ensuring that people with experience and knowledge of the company's unique markets will be on the Board of Directors at all times.

  The board believes classifying director terms is in the best interests of the corporation and its stockholders. The affirmative vote of holders of at least a majority of shares of the common stock in the corporation present and entitled to vote at the annual meeting is required for approval of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

PROPOSAL NUMBER 2


 RESOLUTION REQUESTING REDEMPTION OR BINDING SHAREHOLDER VOTE ON THE COMPANY'S
                                 RIGHTS PLAN.

  The company has been informed that Kenneth Steiner, whose address is 14 Stoner Avenue, Suite 2-M, Great Neck, New York 11021, a record holder of 300 shares of common stock, intends to introduce at the Annual Meeting the following resolution:

  "RESOLVED, that the shareholders recommend that our Board of Directors, at the earliest practical date, redeem or submit to a binding shareholder vote the corporation's "poison pill' share purchase rights plan."

  THE PROPONENT HAS FURNISHED THE FOLLOWING STATEMENT:

  The Board of Directors, unilaterally and without shareholder participation or approval, adopted a share purchase rights plan, more commonly known as a "poison pill." After carefully studying this issue, I have come to the conclusion that this plan is detrimental to shareholders and should either be dismantled or put to a binding shareholder vote on its continued use.

  From my homework on this issue, I've learned that poison pills may serve to harm shareholder value and entrench current management by deterring stock acquisition offers that are not favored by the Board of Directors. In my view management's failure to seek the input and approval of the company's owners on an action of such critical importance indicates that management is placing its interests above those of the shareholders.

  The Securities and Exchange Commission has stated: "Tender offers can benefit shareholders by offering them an opportunity to sell their shares at a premium and by guarding against management entrenchment. However, because poison pills are intended to deter non-negotiated tender offers, and because they have this potential effect without shareholder consent, poison pill plans can effectively prevent shareholders from even considering the merits of a takeover that is opposed by the board." (SEC Release No. 34-23486 [July 31, 1986].)

  Beyond the effect of poison pills on specific acquisition offers, however, I am convinced that the company's adoption of the Plan significantly reduces management's accountability to shareholders. Acquisition offers aside, the poison pill may simply relieve management from the task of striving for maximum shareholder value.

  Again, I strongly feel that adoption of the Plan without shareholder consent was contrary to the long-term interests of all shareholders and offensive to the concepts of management accountability and corporate democracy. I urge you to vote for this proposal which recommends that the Board redeem the Plan or submit it for shareholder approval.

          STATEMENT OF THE COMPANY IN OPPOSITION TO PROPOSAL NUMBER 2

  BOARD OF DIRECTORS STATEMENT ON PROPOSAL:

  The directors adopted the shareholders rights plan to ensure that the Board is positioned to execute its fiduciary responsibility to maximize shareholder value and to protect the interests of all company shareholders in the event of an unsolicited takeover attempt. Studies by the proxy solicitation firm of Georgeson & Co. and by Professor Donald Margotta of Northeastern University concluded that a rights plan does not deter takeovers, does not depress the price of a corporate-issued stock and in fact has led to higher prices paid to acquire companies. As a matter of fact, most companies that have been targets of hostile takeovers in the last few years had rights plans in effect prior to their acquisition.

  A rights plan enables the Board of Directors to respond in an orderly and considered manner to an unsolicited bid. It puts the board in a better position to deflect unfair offers, such as coercive, partial or two-tier bids and stock accumulation programs in which all shareholders do not share in the premium associated with a change in control. It puts the Board in a better position to negotiate, whether with the original bidder or a third party, a higher price if the offer is considered to be in the best interests of the company and its shareholders. The Georgeson and Margotta studies concluded that shareholders of takeovers targets with rights plans have received higher premiums than shareholders of takeover targets without rights plans.

  Six of the seven directors on the company's board are outside directors. All are prominent representatives of the business community. The preponderance of outside directors, their credentials and the fiduciary obligations imposed by law on all directors assure that this Board of Directors will act in the best interests of the company and its shareholders in deciding options under the rights plans in the face of an unsolicited offer.

  The board believes the Jostens shareholder rights plan is in the best interests of the corporation and its stockholders. The affirmative vote of holders of at least a majority of shares of the common stock in the corporation present and entitled to vote at the annual meeting is required for approval of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

                            APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Ernst & Young as independent auditors to examine the accounts of the company for 1998, and to perform other appropriate accounting services. Although it is not required to do so, the Board of Directors submits the appointment of Ernst & Young to the shareholders for ratification.

  The Board recommends a vote for ratification of Ernst & Young as independent auditors for fiscal year 1998. Unless a contrary choice is specified, proxies solicited by the Board will be voted for ratification of Ernst & Young. If the appointment of Ernst & Young is not ratified, the Board of Directors will reconsider its appointment.

  The company has requested and expects representatives of Ernst & Young to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

                                OTHER BUSINESS

  The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting, other than that described in this Proxy Statement. If, however, any other matters properly come before the meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the individual or individuals voting the proxies.

       SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS

  Shareholder proposals intended to be presented in the proxy materials relating to the 1998 Annual Meeting of Shareholders must be received by the secretary of the company at its principal executive offices on or before November 16, 1998.

                                 MISCELLANEOUS

  THE COMPANY WILL FURNISH UPON WRITTEN CONSENT AND WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) FOR FISCAL YEAR 1997 TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF MARCH 3, 1998. SUCH REQUESTS SHOULD BE SENT TO NORWEST BANK, SHAREOWNER SERVICES, P.O. BOX 738, SOUTH ST. PAUL, MN 55075-9902, (800) 468-9716.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ Brian K. Beutner

                                          Brian K. Beutner
                                          Secretary

March 23, 1998

                            YOUR VOTE IS IMPORTANT!
  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY CARD
   AND RETURN IT PRIOR TO THE MEETING DATE IN THE ENCLOSED STAMPED ENVELOPE.

                                     LOGO



                                   [SYMBOL]
               This Proxy Statement is printed on recycled paper.

--------------------------------------------------------------------------------

  JOSTENS, INC.
  5501 NORMAN CENTER DRIVE
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                                 DIRECTORS
  MINNEAPOLIS, MINNESOTA 55437

  The undersigned, revoking all prior proxies, hereby appoints Robert C. Buhrmaster and Brian K. Beutner, and each of them, as Proxies, each with the power to appoint his substitute and to act without the other, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Jostens, Inc. held of record by the undersigned on March 3, 1998, at the Annual Meeting of Shareholders of the company to be held on April 23, 1998 or any adjournment thereof.

                                          ------------
                                          SEE REVERSE
                                              SIDE
                                          ------------

--------------------------------------------------------------------------------

                                 JOSTENS, INC.
                                 ANNUAL MEETING

                          Auditorium of Jostens, Inc.
                            5501 Norman Center Drive
                          Minneapolis, Minnesota 55437

                                 APRIL 23, 1998
                               10 A.M. LOCAL TIME

                             F Please detach here F

7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7


                                     LOGO

                            F Please detach here F

7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7

  1. Election of directors.
               [_] FOR all nominees listed below
                                            [_] WITHHOLD AUTHORITY to vote
                (except as marked to the contrary below)
                                              for all nominees listed below
             Mannie L. Jackson and Walker Lewis (three year terms) (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below)

                      -----------------------------------
  2. Ratification of Ernst & Young as independent auditors for fiscal year 1998.
                                            [_] FOR[_] AGAINST[_] ABSTAIN
  3. Shareholder Proposal #1 requesting elimination of election of directors by classes.
                                            [_] FOR[_] AGAINST[_] ABSTAIN
  4. Shareholder Proposal #2 requesting redemption or binding shareholder vote on the company's rights plan.
                                            [_] FOR[_] AGAINST[_] ABSTAIN
  5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN
  THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
  SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY
  WILL BE VOTED FOR ITEM 2 ABOVE, AGAINST ITEMS 3 AND 4
  ABOVE AND TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES
  NAMED IN ITEM 1 ABOVE.

                                      Dated: _______, 1998
                                      --------------------
                                      --------------------
                                      (Signature)
                                      Please sign exactly
                                      as your name
                                      appears opposite.
                                      When shares are
                                      held by joint
                                      tenants, both
                                      should sign. When
                                      signing as
                                      attorney, executor,
                                      administrator,
                                      trustee or
                                      guardian, please
                                      give full title as
                                      such. If a
                                      corporation, please
                                      sign in full
                                      corporate name by
                                      the President or
                                      other authorized
                                      officer. If a
                                      partnership, please
                                      sign in partnership
                                      name by authorized
                                      person.

                                      PLEASE MARK, SIGN,
                                      DATE AND PROMPTLY
                                      RETURN THE PROXY
                                      CARD PROMPTLY USING
                                      THE ENCLOSED
                                      ENVELOPE, WHICH
                                      REQUIRES NO POSTAGE
                                      IF MAILED IN THE
                                      UNITED STATES.